Item 77M - DWS International
Value Opportunities Fund, a
series of DWS International
Fund, Inc.

Registrant incorporates by reference the
Registration Statement on Form N-14 for
DWS International Value Opportunities
Fund, a series of DWS International Fund,
Inc., filed on April 29, 2009 (SEC
Accession No. 0001193125-09-092263).
A Special Meeting of Shareholders (the
"Meeting") of DWS Japan Equity Fund
was held on July 30, 2009 at the offices of
Deutsche Asset Management, 345 Park
Avenue, New York, New York 10154. At
the Meeting, the following matter was
voted upon by the shareholders (the
resulting votes are presented below).
1.	Approval of an Agreement and Plan of
Reorganization and the transactions it
contemplates, including the transfer of
all of the assets of DWS Japan Equity
Fund  ("Japan Equity Fund") to DWS
International Value Opportunities
Fund ("International Value Fund"), in
exchange for shares of International
Value Fund and the assumption by
International Value Fund of all the
liabilities of Japan Equity Fund, and
the distribution of such shares, on a
tax-free basis for federal income tax
purposes, to the shareholders of Japan
Equity Fund in complete liquidation
and termination of Japan Equity Fund.

Number of Votes:
For
Against
Abstain
2,543,020.437
633,663.503
152,044.400